Press Release

TraceGuard Technologies Inc. announces the reaching of a definitive license agreement with TraceTrack Technology Ltd.

New York & Tel Aviv, February 16, 2006, 08:00 EST - TraceGuard Technologies Inc. (TCGD.OB) announced today that it has reached a definitive license agreement with TraceTrack Technology Ltd. for a technology related to automatic trace collection needed for advanced detection of explosive materials in luggage.

This technology, combined with other technologies which are being developed by TraceGuard Technologies Inc., and are in the process of being filed for patent protection, provide TraceGuard with a wide base for the development of a line of products for the homeland security market.

The continuing stream of terror attacks across the world since 9/11 has further heightened concern for security in transportation systems, places of entertainment, and any location where people gather. Security agencies have identified concealed explosive devices as posing a significant potential threat, where even a small amount of explosives can prove to be lethal.

Air transport security remains a top priority. The scale of the challenge is clear when one considers that over 1.6 billion pieces of luggage were screened in US airports alone during 2005. By 2010, this is expected to exceed 2 billion pieces.

At present, when an item of carry-on luggage is being flagged by X-Ray systems, a swab or a small hand-held vacuum device is used to manually collect traces of suspect substances. This procedure only samples the exterior surface of the bag. The swab is then manually run through a sophisticated trace chemical analyzer that checks for residue of explosives.

The first product anticipated to be launched by TraceGuard is CarrySafe, which is being developed to enhance and automate the collection of explosive trace particles from carry-on baggage. CarrySafe's uniqueness is in its ability to automatically collect the particles from outside & inside of luggage being screened for the possibility of containing explosives.

TraceGuard's chairman, Dr. Ehud Ganani, a former CEO of IMI (Israeli Military Industries) and formerly VP Marketing & Business Development with Rafael, Israel's military technology powerhouse. According to Dr. Ganani, "We believe that the introduction of TraceGuard's technology into the screening process at airports will enhance efforts to detect explosives. Our unique trace collection system will automate the detection process and deliver a much faster and more efficient level of screening."

In addition, says Ganani. "We hope to reduce actual search time, which means that travelers will have more time for shopping and dining prior to flight. Another advantage is that TraceGuard technology will be a natural add-on to existing X-Ray systems for baggage screening. Further, since our technology is less dependent on operator skill, experience, as well as motivation and alertness, further labor savings may be possible."

During the past few months, TraceGuard and its Israeli R&D subsidiary have assembled an impressive team of engineers, scientists and business executives with proven credentials in security and technology. The team includes Chief Executive Officer Mr. Meir Zucker, a former fighter pilot with wide experience in heading technological start-ups; VP Engineering and Product Management, Mr. Gil Perlberg, who holds several patents in the field of semiconductor processes, and has broad experience in managing large R&D teams; Dr. Bob Roach, former university professor at Georgia Tech, who performed research on behalf of NASA, the US Air Force and several major aerospace firms; and several additional scientists and staff members.


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Safe Harbor Statement:
Statements in this document that are not purely historical are forward-looking statements. Forward-looking statements in this release include statements regarding: the commercialization of explosive collection technologies. Actual outcomes and TraceGuard's actual results could differ materially from those in such forward-looking statements. Factors that could cause actual results to differ materially include risks and uncertainties such as the inability to finance the planned development of the technology, inability to hire appropriate staff to develop the technology, unforeseen technical difficulties in developing the technology, inability to market the product we produce, among other factors, all of which could among other things, delay or prevent product release or cause our company to fail. For further risk factors see the risk factors filed with the SEC on Edgar.

    Meir Zucker
    President & CEO
    1-866 401 5969
    Meir.zucker@traceguard.net